ITEM 6.  OFFICERS AND DIRECTORS                                    Exhibit F-1
Part III.


         The following pages consist of disclosures made in GPU, Inc.'s 2000 Proxy Statement as well as disclosures made in GPU, Inc.'s 1999 Annual Report on Form 10-K.

                                    GPU, Inc.
                                    ---------

REMUNERATION OF DIRECTORS

         Non-employee directors receive an annual retainer of $20,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended. Committee Chairmen receive an additional retainer of $3,000 per year.

         Admiral Trost also received approximately $68,000 in 1999 for serving as a member of the Board of Directors of GPUN, a direct subsidiary of GPU, and chairman of that Board's Nuclear Safety and Compliance Committee.

RELATED TRANSACTIONS

         GPU and its subsidiaries have business arrangements with organizations with which certain GPU directors and certain owners of 5% or more of GPU stock are affiliated. These arrangements are conducted in the ordinary course of business, at arms-length, and on standard commercial terms and conditions.

DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS

         Under the Deferred Stock Unit Plan for Outside Directors of GPU, Inc. ("Deferred Stock Unit Plan"), each director who is not an employee of the Corporation or any of its subsidiaries (an "Outside Director") receives an annual grant of units representing shares of GPU Common Stock equal in value at the time of grant to one and one-half times the value of the director's annual cash retainer in effect at the time of grant. Each unit granted under the Deferred Stock Unit Plan represents one share of GPU Common Stock. Dividend equivalents paid on outstanding units are invested in additional units.

         Outside Directors who have served at least 54 months will receive payment of their deferred units upon their retirement from the Board. Payment of units will be in the form of GPU Common Stock, or in cash if authorized by the Personnel, Compensation and Nominating Committee. As of December 31, 1999, all outside directors except Messrs. Townsend and Wolfe had completed 54 months of service.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

         Under the Retirement Plan for Outside Directors of GPU, Inc. ("Retirement Plan"), as amended, an individual who completed 54 months of service as of June 30, 1997 as a non-employee director is entitled to receive retirement benefits equal to the product of (A) the number of months of service completed and (B) the monthly compensation paid to the director at the date of retirement. Benefits under the Retirement Plan are payable to the directors (or, in the event of death, to designated beneficiaries) at their election in a lump sum payment or in monthly installments of 1/12 of the sum of (x) the then annual retainer paid at time of retirement plus (y) the cash value of the award under the Restricted Stock Plan for Outside Directors for the year preceding retirement, over a period equal to the director's service as of June 30, 1997, unless otherwise directed by the Personnel, Compensation and Nominating Committee, commencing at the later of age 60 or upon retirement. Service following June 30, 1997 will be applied toward the 54-month vesting requirement but will not increase the amount of benefits. No individual who first becomes an Outside Director on or after July 1, 1997 will be entitled to receive any benefits under the Retirement Plan.

         As of December 31, 1999, the following Outside Directors were vested in the Retirement Plan and are entitled to receive retirement benefits equal to the number of months of service completed at June 30, 1997:

                                                  Months of Service
              Director                           as of June 30, 1997
              --------                           -------------------

         Theodore H. Black                               112
         Thomas B. Hagen                                  93
         Henry F. Henderson, Jr.                         101
         John M. Pietruski                               101
         Catherine A. Rein                               101
         Carlisle A. H. Trost                             78
         Patricia K. Woolf                               167


RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

         Under the GPU, Inc. Restricted Stock Plan for Outside Directors ("Directors Plan"), each Outside Director is paid a portion of his or her annual compensation in the form of 300 shares of GPU Common Stock.

         A total of 40,000 shares of GPU Common Stock (subject to adjustment for stock dividends, stock splits, recapitalizations and other specified events) has been authorized for issuance under the Directors Plan. Any shares awarded which are forfeited as provided by the Directors Plan will again be available for issuance.

         Shares of GPU Common Stock are awarded to Outside Directors on the condition that the director serves or has served as an Outside Director until
(i) death or disability, (ii) retirement not earlier than the first day of the month following the director's 72nd birthday, (iii) resignation or retirement before the first day of the month following the director's 72nd birthday with the consent of the Board, which is defined in the Directors Plan to mean approval thereof by at least 80% of the directors other than the affected director or (iv) failure to be re-elected to the Board after being duly nominated. Termination of service for any other reason, including any involuntary termination effected by action or inaction of the Board, other than that following a change in control (as defined) of GPU, will result in forfeiture of all shares awarded.

         Until termination of service, an Outside Director may not dispose of any shares of GPU Common Stock awarded under the Directors Plan, but has all other rights of a shareholder with respect to such shares, including voting rights and the right to receive all cash dividends paid with respect to awarded shares.

ESTATE ENHANCEMENT PROGRAM

         The Corporation has adopted an estate enhancement program for the benefit of outside directors of the Corporation and its subsidiaries and executive officers of GPU. Under this program, an outside director or GPU executive officer may, with approval of the Personnel, Compensation and Nominating Committee, elect to enter into a split dollar life insurance arrangement with the Corporation and forego a specified amount of payments to which he or she is then entitled to receive in the future under the Corporation's deferred compensation plans. If so elected, the Corporation will pay the premiums on a split dollar life insurance policy on the life of the director (or on the lives of the director and his or her spouse) or executive officer (or on the lives of the executive officer and his or her spouse) up to the amount of deferred compensation the director or executive officer has elected to forego. As of March 21, 2000, none of the outside directors or GPU executive officers was participating in this program. The Corporation expects that it will not incur any significant additional costs as a result of entering into split dollar insurance arrangements under this program.


                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following table sets forth, as of February 1, 2000, the beneficial ownership of equity securities (and stock-equivalent units) of the GPU Companies of each of the GPU directors, nominees for director and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of GPU as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

                                                              Amount and Nature of Beneficial Ownership
                                                              -----------------------------------------
                                                                    Shares (1)            Stock-Equivalent
         Name                   Title of Security              Direct      Indirect            Units
         ----                   -----------------             --------     --------      -----------------

Theodore H. Black                GPU Common Stock               9,246                          2,552 (3)
T. Gary Broughton                GPU Common Stock               1,282                         16,464 (2)
Fred D. Hafer                    GPU Common Stock              12,421          154            34,547 (2)
Thomas B. Hagen                  GPU Common Stock              13,034                          2,552 (3)
Henry F. Henderson, Jr.          GPU Common Stock               4,701        1,200             2,552 (3)
Ira H. Jolles                    GPU Common Stock              12,621                         18,937 (2)
Bruce L. Levy                    GPU Common Stock               4,954                         16,519 (2)
John M. Pietruski                GPU Common Stock               5,200                          2,552 (3)
Catherine A. Rein                GPU Common Stock               4,401                          2,552 (3)
Bryan S. Townsend                GPU Common Stock               1,637                          2,552 (3)
Carlisle A. H. Trost             GPU Common Stock               3,944                          2,552 (3)
Robert L. Wise                   GPU Common Stock               4,111                         23,370 (2)
Kenneth L. Wolfe                 GPU Common Stock               1,600                              0
Patricia K. Woolf                GPU Common Stock               4,993                          2,552 (3)

All GPU Directors and
  Executive Officers
  as a Group                     GPU Common Stock              91,012        2,179           151,417
-------------------


(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries (the "1990 Stock Plan"). These amounts also include restricted units which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by the following officers: Messrs. Wise - 6,765 units; Levy - 655 units; and Broughton - 2,722 units. See footnote 2 to the Summary Compensation Table on page 9.

(3) Each Outside Director receives an annual grant of deferred stock units which represents an equivalent number of shares of GPU Common Stock. Outside Directors who have served at least 54 months will receive payment of their deferred units upon retirement. See Deferred Stock Unit Plan for Outside Directors on page 1.

                             EXECUTIVE COMPENSATION

PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE REPORT

         In 1999, the Corporation continued to maintain a three part program for executive compensation. The program consists of three interrelated components, the Base Salary Program, the annual Incentive Compensation Plan and the long-term stock-based program established in the 1990 Stock Plan. While each component serves a distinct purpose, together they provide a balanced program that supports the Corporation's specific business objectives. In recent years, the program has increasingly made use of stock-based compensation to ensure the proper emphasis on shareholder value.

Compensation Philosophy and Market Comparisons

         The Corporation's compensation philosophy, unchanged in 1999, is to provide an executive compensation program that allows the Corporation and its individual business units to attract and retain the services of skilled, experienced executives, to focus the attention of these executives on the achievement of specific objectives that will drive the Corporation's success, and to reward these executives to the extent these objectives are achieved.

         The amount of compensation delivered each year varies based on business results and changes in shareholder value as the major portion of compensation is delivered through the two variable pay components. The program is designed, however, to deliver pay approximately at the median of the chosen competitive market when business objectives are achieved. When targeted business objectives are exceeded, total pay levels should be above median and, if objectives are not achieved, total pay should be below median.

         In identifying the competitive market for executives, the Corporation focuses primarily on companies within the industry, particularly those of comparable size and complexity. These companies include all of the companies in the S&P Electric Utility Index shown on page 8 for which data are available. To a lesser extent, the Corporation also considers companies not included in the Index because it may need to compete in a broader market for executive talent. To ensure an objective analysis, the Committee is assisted by a major national compensation consulting firm in developing appropriate comparisons, defining median pay levels and assessing the overall competitiveness of the program.
Section 162(m) of the Internal Revenue Code of 1986 generally limits the amount allowable as a tax deduction for compensation paid to the chief executive officer and each of the other highest paid officers of any publicly held corporation to $1 million per year for each such officer. Although the Committee considers the effect of Section 162(m) in connection with the Corporation's executive compensation program, the Committee considers it important to retain the flexibility to design compensation programs it believes are in the best interests of the Corporation and its shareholders, even though the expense may not be fully deductible. The Committee continues to monitor the potential impact of Section 162(m) and considers modifications to the executive compensation program with this impact in mind.

Base Salary Program

         The Base Salary Program provides stable, ongoing compensation. Salaries of individual executives, including Mr. Hafer, reflect competitive market data as well as the experience and sustained performance of the executive. Salaries are reviewed each year by the Committee to determine if any adjustments are needed. The variable pay components of the overall program are considered the most significant and, consequently, the Committee approved base salary increases in 1999 only if an increase was necessary to maintain an appropriate competitive position or if the executive assumed additional responsibilities.

Incentive Compensation Plan

         The Incentive Compensation Plan is the Corporation's annual incentive program for its executive officers and is designed to compensate the executive officers based on the achievement of identified short-term business objectives that are intended to support the Corporation's overall strategy and drive increases in shareholder value.

         As in previous years, the Incentive Compensation Plan in 1999 emphasized financial results. Awards to individual executives are based on the achievement of objectives set for the Corporation and, in the cases of Messrs. Wise and Broughton, for the specific GPU company to which the executive is assigned, GPU Generation, Inc. in the case of Mr. Wise and GPUN in the case of Mr. Broughton. Each executive's personal performance and contribution, assessed by the Committee and the Board, are also factors in determining awards.

         In 1999, the objectives for the Corporation were based on its return on equity and its earnings. The "earnings test" ensures that non-financial measures do not generate inappropriate total awards. Both the Corporation's return on equity objective and earnings objective were achieved at levels above those targeted.

         Objectives at the various GPU companies included earnings and other financial objectives, efficiency and cost management, safety, power production, business development and acquisitions, and internal and operational performance. Most of these objectives were achieved at or above the targeted levels.

Incentive Compensation Award for Mr. Hafer

         In 1999, Mr. Hafer's Incentive Compensation Award was based 70% on the Corporation's achievement of return on equity objectives which was well above the targeted level. His award was also based on the Corporation's above-target performance in nuclear safety and improvements in the internal functioning of the organization through multiple projects focused on organizational design and employee development. However, the Corporation's achievements with respect to on certain strategic initiatives were not at expected levels.

The 1990 Stock Plan

         Long-term incentives for the Corporation's executives are provided via the 1990 Stock Plan which was approved by shareholders and allows the Committee and the Board to grant a variety of stock-based incentive awards. Compensation opportunities provided under the Plan are directly linked to shareholder value. Awards in 1999 were in the form of both restricted performance units and non-qualified stock options.

         Awards of restricted performance units and stock options to individual executives are based on a determination of levels needed to maintain competitive total compensation as well as on the Committee's and the Board's assessment of the performance and contribution of the individual executive. Because the value of both the units and stock options is linked directly to the value of the Corporation's stock, these awards can provide compensation above or below the targeted competitive median based on changes in shareholder value. Consideration is also given to the executives' ownership levels in the Corporation.

Awards for Mr. Hafer

         The 1999 awards of performance units and stock options to Mr. Hafer reflect the factors outlined above as well as his unique role in guiding the Corporation. The terms and conditions of his awards are the same as those described for other executives.

Restricted Performance Units

         Restricted performance units give executives the right to receive shares of the Corporation's stock (or cash at the discretion of the Committee) if specific performance measures are achieved. Each executive who receives an award is granted a specific number of units. Dividend equivalents are paid on these units and reinvested in additional units. The actual number of units that will vest and be paid to the executive is determined at the end of the performance period based on the achievement of the applicable performance measures.

         The performance measure included in the units granted to executives in 1999 is the Corporation's total shareholder return compared to the total return of companies in the S&P Electric Utility Index. The percentile ranking of the Corporation's total return among Index Companies is calculated quarterly over the five-year performance period and averaged. The average ranking determines how many shares of the Corporation's stock, if any, the executive will receive at the end of the performance period. If the Corporation's total return is at the 55th percentile of the Index companies, all of the originally awarded units plus reinvested dividend equivalents will vest. If total return is higher than the 75th percentile, additional units will vest up to a maximum of 200 percent. If total return is lower, fewer units will vest. No units will vest if total return is below the 40th percentile.

Stock Options

         All stock options granted in 1999 have an exercise price equal to the fair market value of the Corporation's stock on the date of grant and will become exercisable over a three-year period. The options have a ten-year term.

Stock Ownership Guidelines

         Stock ownership guidelines for officers of the Corporation and its subsidiaries were first implemented in 1998. Officers are expected to meet their targeted ownership levels, expressed as a percent of base salary, within three to five years of the implementation of the guidelines. Ownership levels are calculated by including shares directly owned, vested and deferred restricted performance units, and exercisable stock options.

                                    Members of the Personnel, Compensation
                                    and Nominating Committee

                                    Thomas H. Hagen
                                    John M. Pietruski
                                    Carlisle A. H. Trost
                                    Patricia K. Woolf



COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following graph compares the five-year cumulative total return, including reinvested dividends, on GPU Common Stock, with the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the S&P Electric Utility Index:

[Tabular representation of Performance Graph is set forth below]

                        Amount
                       Invested
                       1/1/95*       1995       1996     1997     1998    1999
                       --------      ----       ----     ----     ----    ----

GPU                      $100        $138      $145      $192     $212    $151
S&P 500                   100         138       169       226      290     351
S&P Electric Utility      100         131       131       165      191     154

* Assumes $100 invested in GPU Common Stock, S&P 500 Index and S&P Electric Utility Index. Cumulative Total Return includes reinvestment of dividends.

REMUNERATION OF EXECUTIVE OFFICERS

         The following tables present compensation information from the past three years for the Chief Executive Officer and the four other most highly compensated executive officers ("Named Executive Officers").

Summary Compensation Table

                                   Annual Compensation                 Long-Term Compensation
                                   -------------------                 ----------------------
                                                                        Awards         Payouts
                                                                        ------         -------
                                                          Other        Securities
   Name and                                              Annual       Underlying         LTIP        All Other
   Principal                                           Compensa-       Options         Payouts       Compensa-
  Position              Year  Salary($)    Bonus($)    tion($)(1)      Granted(#)       ($)(2)        tion($)
-------------           ----  ---------   ---------    ----------     -----------     ---------      ---------

Fred D. Hafer           1999  $685,288    $660,000        $3,129        30,000         $62,923       $136,454(3)
Chairman, President     1998   613,077     375,000         1,805        95,000          63,007        116,823
& Chief Executive       1997   526,923     275,000         2,123            --          66,950        106,291
Officer, GPU

Ira H. Jolles           1999   360,000     315,000         3,693         6,000          82,522         67,922(3)
Sr. Vice President      1998   353,085     126,000         2,139        21,000          82,973         59,090
& General Counsel,      1997   331,000     100,000         2,455            --          86,012         55,107
GPU

Robert L. Wise          1999   293,000     340,000            --         5,000          66,224        108,057(3)
President, JCP&L,       1998   293,000     115,000            --        17,000          65,808         69,501
Met-Ed and Penelec      1997   293,000      95,000            --            --          69,042         58,053

Bruce L. Levy           1999   360,000     250,000         4,382(4)      6,000          28,470         82,539(3)
Sr. Vice President      1998   288,875     223,200           997(4)     37,000          21,002         55,748
& Chief Financial       1997   255,833     165,300         1,312(4)         --          20,922         49,123
Officer, GPU

T. Gary Broughton       1999   270,000     250,000           852(5)      4,500          25,582         65,612(3)
President, GPUN         1998   270,000     100,000           433(5)     17,000          23,336         58,491
                        1997   265,154      90,000           305(5)         --          31,383         51,562

----------------

(1) Consists of earnings on Long-Term Incentive Plan ("LTIP") compensation paid in the year the award vests.

(2) Consists of Performance Cash Incentive Awards paid on the 1992, 1993 and 1994 restricted stock awards which have vested under the 1990 Stock Plan. These amounts are designed to compensate recipients of restricted stock/unit awards for the amount of federal and state income taxes that are payable upon vesting of the restricted stock/unit awards.

         The restricted units issued each year since 1995 under the 1990 Stock Plan are performance based. The 1999 awards are shown in Long-Term Incentive Plans - Awards in Last Fiscal Year table (the "LTIP table"). Dividend equivalents are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

         The aggregate number and value (based on the stock price per share at December 31, 1999) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) include the amounts shown on the LTIP table, and at the end of 1999 were:

                                     Aggregate Units       Aggregate Value
                                     ---------------       ---------------

           Fred D. Hafer                 34,547              $1,027,773
           Ira H. Jolles                 18,937                 563,376
           Robert L. Wise                23,370                 695,258
           Bruce L. Levy                 16,519                 491,440
           T. Gary Broughton             16,464                 489,804

(3) For 1999, (a) the Corporation's matching contributions under the Savings Plan, (b) the Corporation's matching contributions under the non-qualified deferred compensation plan, (c) the benefit of interest-free use of the non-term portion of employer-paid premiums for split-dollar life insurance, (d) above-market interest accrued on the retirement portion of deferred compensation and (e) earnings on LTIP compensation not paid in the current year, were as follows:

                        (a)        (b)         (c)         (d)           (e)
                       ------    -------     -------     -------       -------
   Fred D. Hafer       $6,400    $35,908     $29,351     $ 3,612       $61,183
   Ira H. Jolles        6,400     13,040      10,533       2,622        35,327
   Robert L. Wise       6,400      9,920      22,813      24,199        44,725
   Bruce L. Levy        6,400     16,928      25,814       3,020        30,377
   T. Gary Broughton    6,400      8,400      16,441       3,325        31,046

         NOTE:  The  split-dollar  life insurance  amounts  reported in the "All
         Other Compensation" column are equal to the present value of the interest-free use of the current year Corporation-paid premiums to the projected date the premiums will be refunded to the Corporation.

(4) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $2,966, $997 and $648 for the years 1999, 1998 and 1997 respectively.

(5) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $852, $433 and $305 for the years 1999, 1998 and 1997 respectively.

Option Grants In Last Fiscal Year

         The following table summarizes option grants made during 1999 to the Named Executive Officers. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of grant.

                                                        Individual Grants
                                                        -----------------

                                     Number of
                                     Securities         % of
                                     Underlying      Total Options                                  Grant Date
                                      Options         Granted to        Exercise or                   Present
                            Grant     Granted(1)     Employees in       Base Price     Expiration      Value
         Name               Date        (#)          Fiscal Year         ($/Sh)          Date         (2)($)
     -------------         --------   ----------    -------------       ----------     ----------    ----------

     Fred D. Hafer         06/03/99     30,000            32.4 %         $42.9375       06/03/09       $198,000
     Ira H. Jolles         06/03/99      6,000             6.5            42.9375       06/03/09         39,600
     Robert L. Wise        06/03/99      5,000             5.4            42.9375       06/03/09         33,000
     Bruce L. Levy         06/03/99      6,000             6.5            42.9375       06/03/09         39,600
     T. Gary Broughton     06/03/99      4,500             4.9            42.9375       06/03/09         29,700


(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 1999 Stock Option Agreement. In the event of a change in control of GPU during the option term, all options will immediately become exercisable.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the grant date and the exercise price shown on the table, and the fair market value of Common Stock on the grant date, which was the same as the exercise price. For the June 1999 grant, the model assumed (i) a risk-free rate of return of 6.14%, which approximates the yield on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 20.21%, based on the average historical volatility for the 36-month period ending on the grant date; (iii) an average dividend yield of 5.42%, based on the average yield for a 36-month period; (iv) the exercise of all options on the final day of their 10-year terms; and (v) 3% discount for risk of forfeiture prior to the options becoming exercisable. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value

         The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 1999, no options were exercised by any Named Executive Officer.

                        Number of Securities           Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                        at Fiscal Year-End (#)         at Fiscal Year-End ($)
                        ----------------------         ----------------------

     Name             Exercisable    Unexercisable    Exercisable  Unexercisable
     ----             -----------    -------------    -----------  -------------

 Fred D. Hafer            31,667        93,333           $  0          $   0
 Ira H. Jolles             7,000        20,000              0              0
 Robert L. Wise            5,667        16,333              0              0
 Bruce L. Levy            12,333        30,667              0              0
 T. Gary Broughton         5,667        15,833              0              0


Long-Term Incentive Plans - Awards In Last Fiscal Year

         This table shows the LTIP awards made to the Named Executive Officers for the performance period January 1, 1999 through December 31, 2003.

                                    Performance
                     Number of        or Other            Estimated Future Payouts Under
                      Shares,       Period Until          Non-Stock Price-Based Plans(1)
                      Units or       Maturation           Threshold      Target     Maximum
      Name           Other Rights      or Payout            (#)           (#)         (#)
  -------------      ------------    --------------        ---------    -------     -------
Fred D. Hafer          9,150       5-year vesting           4,575        9,150      18,300
Ira H. Jolles          3,300       5-year vesting           1,650        3,300       6,600
Robert L. Wise         3,000       5-year vesting           1,500        3,000       6,000
Bruce L. Levy          3,300       5-year vesting           1,650        3,300       6,600
T. Gary Broughton      2,550       5-year vesting           1,275        2,550       5,100




(1)

The restricted units awarded in 1999 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 59th percentile, then the performance adjustment would be increased in steps reaching 200% at the 90th percentile as reflected in the "Maximum" column. Regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts, if any, under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.

RETIREMENT PLANS

         The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

         The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 2000 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:


                               ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4) (5)
                                      BASED UPON CAREER AVERAGE COMPENSATION
                                      --------------------------------------
                                              (2000 Retirement)

                                                            Years of Service
                           --------------------------------------------------------------------------------
Career Average
Compensation (1)              15             20             25              30           35           40
----------------           --------       -------      ---------        --------      --------     --------

    $ 50,000               $ 13,810      $ 18,413       $ 23,016        $ 27,620      $ 32,223     $ 36,585
     100,000                 28,810        38,413         48,016          57,620        67,223       76,185
     150,000                 43,810        58,413         73,016          87,620       102,223      115,785
     200,000                 58,810        78,413         98,016         117,620       137,223      155,385

     250,000                 73,810        98,413        123,016         147,620       172,223      194,985
     300,000                 88,810       118,413        148,016         177,620       207,223      234,585
     350,000                103,810       138,413        173,016         207,620       242,223      274,185
     400,000                118,810       158,413        198,016         237,620       277,223      313,785

     450,000                133,810       178,413        223,016         267,620       312,223      353,385
     500,000                148,810       198,413        248,016         297,620       347,223      392,985
     550,000                163,810       218,413        273,016         327,620       382,223      432,585
     600,000                178,810       238,413        298,016         357,620       417,223      472,185

     650,000                193,810       258,413        323,016         387,620       452,223      511,785
     700,000                208,810       278,413        348,016         417,620       487,223      551,385
     750,000                223,810       298,413        373,016         447,620       522,223      590,985
     800,000                238,810       318,413        398,016         477,620       557,223      630,585

---------------


(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The Career Average Compensation amounts for the following Named Executive Officers differ by more than 10% from the three-year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Hafer - $414,320; Jolles - $433,679; Wise - $304,694;
         Levy - $230,429; and Broughton - $196,390.

(2)      Years of Creditable Service at December 31, 1999: Messrs.
         Hafer - 37 years; Jolles - 20 years; Wise - 36 years; Levy - 19 years; and Broughton - 28 years.

(3) Based on an assumed retirement at age 65 in 2000. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 1999 none of the Named Executive Officers exceed the 55% limit.

(5) The estimated annual retirement benefits in this table do not reflect the retirement benefits which may be provided under the Supplemental Executive Retirement Plan, described below.

Supplemental Pension

Mr. Wise

         The Corporation has entered into a separate agreement with Mr. Wise which will provide him with supplemental pension benefits in lieu of benefits to which he would otherwise have been entitled under the Voluntary Enhanced Retirement Program. Under the terms of this agreement, Mr. Wise will be entitled to receive such additional monthly payment, if any, to ensure that the aggregate monthly pension otherwise payable to him under GPU's retirement plans is not less than (a) $19,858 for each month beginning after the later of his retirement date and before the month beginning after his 62nd birthday or (b) $19,358 for each month beginning after the later of his retirement date and his 62nd birthday. These figures will be increased by 20% during his first year of retirement. Mr. Wise will also receive (i) an extension of health insurance benefits to the later of his 62nd birthday and the third anniversary of retirement and (ii) an amended split-dollar life insurance supplement to provide for eligibility for full benefits under his policy at age 55 with ten years of service.

ESTATE ENHANCEMENT PROGRAM

         As described on page 3 above, GPU executive officers are eligible to participate in the Corporation's Estate Enhancement Program.

EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

Severance Arrangements

         The Corporation has entered into Severance Protection Agreements with the Named Executive Officers which provide certain severance benefits to the executive if his employment is terminated following a change in control of GPU (as defined). These agreements are intended to induce the executives to remain in the employ of the Corporation and help ensure that the Corporation will have the benefit of their services without distraction in the face of a potential change in control.

         Under the agreements, benefits are paid if, in connection with a change in control, the executive's employment is terminated for reasons other than cause, disability or death, or if the executive resigns following certain actions (specified in the agreements) by the Corporation such as a reduction in salary or change in position. In addition, Mr. Hafer receives severance benefits if he resigns for any reason within six months following a change in control.

         The benefits payable to all executives consist of, in general, (a) the executive's base salary through the termination date and a pro rata portion of the executive's target incentive bonus (or, if greater, the highest annual bonus paid to the executive in any of the three full fiscal years prior to either termination or the change in control); (b) severance compensation equal to three times the sum of the executive's base salary and target incentive bonus, provided that if the executive's normal retirement date is within three years of the executive's termination date, the executive's benefits will be proportionately reduced; (c) a continuation of insurance benefits for up to three years; (d) reimbursement of certain expenses subject to specified limitations; and (e) such additional amount as is necessary to pay any excise tax under Section 4999 of the Internal Revenue Code (and any related interest and penalties) on amounts payable under the agreements.

         The agreements have an initial term of two years and automatically renew annually unless earlier terminated by the executive or GPU.

         Mr. Wise's agreement provides that any severance compensation he may receive under the agreement will be offset by the value of the supplemental pension described above.

         Under the Corporation's severance policy for employees, if the employment of Messrs. Hafer, Jolles, Wise, or Levy is involuntarily terminated, as defined, other than in connection with a change in control, he is entitled to receive, in general, severance compensation equal to one week's pay for each full year of service. Premium payments will also be made under the executive's split-dollar life insurance policy for specified periods following the executive's termination of employment and following a change in control of GPU.

         Mr. Broughton is eligible for benefits under the Oyster Creek Retention Program which was established for all employees of GPUN who are employed at the Oyster Creek facility or at the company's offices in Parsippany, New Jersey. Under the terms of this program, if Mr. Broughton's employment is involuntarily terminated, he will be eligible to receive pension benefits calculated by adding five years to his age and five years to his years of creditable service as well as a $500 per month Social Security supplement until he reaches age 62.

Supplemental Executive Retirement Plan

         The Corporation has established a supplemental executive retirement plan ("SERP") for certain GPU senior executives, including the Named Executive Officers, who retire on or after July 1, 1999. Subject to vesting, the SERP provides a total retirement benefit equal to 60% of final average pay for executives who have 30 years of service, with a benefit of 2% per year of service paid to executives who have served for shorter periods. The benefits are offset by other sources of retirement income, including social security benefits, qualified and non-qualified pension benefits and any prior employer benefits.

         To vest in the SERP, executives must have reached age 55 and have 15 years of service; to receive full benefits, they must retire after age 62. An executive would also be eligible for full benefits if he or she is at least 60 years of age and has had 25 years of service.

Lump Sum Distributions

         An executive may, prior to retirement and in connection with a change in control, elect to receive a lump sum distribution of all amounts payable to the executive under GPU Companies' supplemental retirement and deferred compensation plans and arrangements when such executive terminates employment regardless of the circumstances, or when the executive terminates employment within 24 months following a change in control. Additionally, prior to termination, an executive may elect to receive such lump sum payment only in the event of a change in control.

Supplemental Agreement

Mr. Jolles

         Retirement and Disability - If Mr. Jolles retires on or after his normal retirement date (the last day of the month in which he attains age 65), he will receive (in addition to his benefits under GPUS' employee retirement plans) a supplemental retirement pension from the GPU Companies equal to the additional pension he would have received under the GPUS employee retirement plans as if he had an additional 20 years of past creditable service. If Mr. Jolles reaches his normal retirement date while he is receiving disability income under GPUS' disability income plans, he will thereafter receive a supplemental retirement pension from the GPU Companies equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had an additional 20 years of past creditable service. Upon retirement, Mr. Jolles will also receive an extension of his health insurance benefits to the third anniversary of retirement.

         Termination - (i) If Mr. Jolles' employment with the GPU Companies terminates "involuntarily," as defined, under circumstances involving a "change in control" of GPU, as defined, or without cause, he shall receive from the GPU Companies a supplemental retirement pension which would have been paid to him under GPUS' employee retirement plans as if he had an additional 20 years of past creditable service. (ii) If, however, his employment terminates for any other reason (except upon retirement or death), he will receive from the GPU Companies a supplemental retirement pension equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had additional years of creditable service ranging, as of December 31, 1999, from ten years up to a maximum of 20 years depending upon his years of actual employment by GPUS at the time of termination.

         Death - In the event of Mr. Jolles' death before he begins receiving benefits under GPUS' employee retirement plans, his surviving spouse, if any, shall receive such benefits during her lifetime, together with the supplemental retirement pension benefits which would have been payable to him as described in Termination (ii) above.

         Other - To the extent relevant to the level of benefits payable to Mr. Jolles under other benefit plans provided for senior GPU executives, he will be treated as having the years of creditable service as described in Termination
(ii) above.

BENEFIT PROTECTION TRUSTS

         The Corporation has entered into benefit protection trust agreements to be used to fund the Corporation's obligations to executive officers and directors under deferred compensation and incentive programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control. The trusts may also be used for the purpose of paying legal expenses incurred in pursuing benefit claims under such programs and agreements following a change in control. The trusts are currently partially funded.

                      Jersey Central Power & Light Company/

            Metropolitan Edison Company/Pennsylvania Electric Company

EXECUTIVE COMPENSATION

         The information required with respect to GPU, Inc. is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 2000
Annual Meeting of Stockholders. The following table sets forth remuneration paid, as required, to the Chief Executive Officer and the four other most highly compensated executive officers of JCP&L, Met-Ed and Penelec for the year ended December 31, 1999.

         The managements of JCP&L, Met-Ed and Penelec were combined in a 1996 reorganization. Accordingly, the amounts shown below represent the aggregate remuneration paid to such executive officers by JCP&L, Met-Ed and Penelec during 1999, 1998 and 1997.

Remuneration of Executive Officers

                                                  SUMMARY COMPENSATION TABLE

                                           Annual Compensation              Long-Term Compensation
                                           -------------------              ----------------------
                                                                             Awards         Payouts
                                                                             ------         -------
                                                             Other          Securities
Name and                                                     Annual         Underlying       LTIP        All Other
Principal                                                    Compensa-       Options        Payouts      Compensa-
Position                      Year    Salary($)   Bonus($)   tion($)(1)     Granted(#)       ($)(2)       tion ($)
-----------                   ----    ---------   --------   ----------     ----------      --------     ---------

F. D. Hafer
Chairman of the
Board and Chief
Executive Officer             (3)       (3)         (3)         (3)            (3)            (3)          (3)

R. L. Wise
President                     (4)       (4)         (4)         (4)            (4)            (4)          (4)

R. S. Zechman                 1999    170,000     120,000        -            1,400          21,043      22,083 (5)
Vice President -              1998    170,000      60,000       538           4,850          18,669      17,623
Engineering & Operations      1997    162,538      32,000       637             -            20,085      15,843

C. A. Mascari                 1999    170,000     112,000        -            1,400          20,218      27,090 (6)
Vice President -              1998    170,000      50,000        -            4,850          21,002      20,762
Power Services                1997    156,228      32,000        -              -            18,727      16,997

D. J. Howe                    1999    170,000      95,000        -            1,400            -         18,604 (7)
Vice President -              1998    170,000      55,000        -            4,850            -         14,033
Customer Services             1997    162,308      32,000        -              -              -         11,524


(1) Consists of earnings on "Long-Term Incentive Plan" ("LTIP") compensation paid in the year the award vests.

(2) Consists of Performance Cash Incentive Awards paid on the 1992, 1993 and 1994 restricted stock awards, which have vested under the 1990 Stock Plan. These amounts are designed to compensate recipients of restricted stock/unit awards for the amount of federal and state income taxes that are payable upon vesting of the restricted stock/unit awards. The restricted units issued each year since 1995 under the 1990 Stock Plan are performance based. The 1999 awards are shown in "Long-Term Incentive Plans - Awards in Last Fiscal Year" table (the "LTIP table"). Dividend equivalents are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

         The aggregate number and value (based on the stock price per share at December 31, 1999) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) includes the amounts shown on the LTIP table, and at the end of 1999 were:

                               Aggregate Units             Aggregate Value
                               ---------------             ---------------

           F. D. Hafer           see note (3)                  see note (3)
           R. L. Wise            see note (4)                  see note (4)
           R. S. Zechman            6,722                      $199,980
           C. A. Mascari            7,926                       235,799
           D. J. Howe               4,811                       143,127

(3) Mr. Hafer was compensated by GPUS for his overall service on behalf of GPU and accordingly was not compensated directly by the other subsidiary companies for his services. Information with respect to Mr. Hafer's compensation is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders.

(4) Information with respect to Mr. Wise's compensation is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders.

(5) Consists of GPU's matching contributions under the Savings Plan ($6,400), matching contributions under the non-qualified deferred compensation plan ($2,800), above-market interest accrued on the retirement portion of deferred compensation ($351), and earnings on LTIP compensation not paid in the current year ($12,532).

(6) Consists of GPU's matching contributions under the Savings Plan ($6,400), matching contributions under the non-qualified deferred compensation plan ($2,400), above-market interest accrued on the retirement portion of deferred compensation ($3,314), and earnings on LTIP compensation not paid in the current year ($14,976).

(7) Consists of GPU's matching contributions under the Savings Plan ($6,400), matching contributions under the non-qualified deferred compensation plan ($2,600), above-market interest accrued on the retirement portion of deferred compensation ($901), and earnings on LTIP compensation not paid in the current year ($8,703).

Option Grants In Last Fiscal Year

         The following table summarizes option grants made during 1999 to the Named Executive Officers. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of grant.

                                              Individual Grants

                                     Number of
                                     Securities      % of Total

                                     Underlying        Options                                     Grant Date
                                      Options        Granted to                                      Present
                          Grant       Granted       Employees in      Base Price     Expiration       Value
       Name               Date         (1)(#)        Fiscal Year        ($/Sh)          Date         (2)($)
   -------------        --------     ----------     ------------      -----------    ----------    --------

   F. D. Hafer            (3)            (3)            (3)               (3)            (3)            (3)

   R. L. Wise             (4)            (4)            (4)               (4)            (4)            (4)

   R. S. Zechman        06/03/99        1,400           1.5 %          $42.9375       06/03/09       $9,240

   C. A. Mascari        06/03/99        1,400           1.5             42.9375       06/03/09        9,240

   D. J. Howe           06/03/99        1,400           1.5             42.9375       06/03/09        9,240


(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 1999 Stock Option Agreement. In the event of a change in control during the option term, all options will immediately become exercisable.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the applicable grant dates and the exercise prices shown on the table, and the fair market value of Common Stock on the respective grant dates, which was in each case the same as the exercise price. For the June 1999 grant, the model assumed (i) a risk-free rate of return of 6.14%, which approximates the rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 20.21%, based on the average historical volatility for the 36-month period ending on the grant date; (iii) an average dividend yield of 5.42%, based on the average yield for a 36-month period; (iv) the exercise of all options on the final day of their 10-year terms; and
         (v) 3% discount for risk of forfeiture prior to the options becoming exercisable. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

(3) Information with respect to Mr. Hafer's options is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders.

(3) Information with respect to Mr. Wise's options is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders.



Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Value

         The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 1999, no options were exercised by any Named Executive Officer.



                          Number of Securities Underlying              Value of Unexercised
                              Unexercised Options at                   In-the-Money Options

                                Fiscal Year-End (#)                    at Fiscal Year-End ($)
                          -------------------------------          --------------------------
Name                       Exercisable      Unexercisable          Exercisable       Unexercisable
----                       -----------      -------------          -----------       -------------
F. D. Hafer                      (3)             (3)                    (3)                (3)
R. L. Wise                       (4)             (4)                    (4)                (4)
R. S. Zechman                   1,617           4,633                    0                  0
C. A. Mascari                   1,617           4,633                    0                  0
D. J. Howe                      1,617           4,633                    0                  0


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         This table shows the LTIP awards made to the Named Executive Officers for the performance period January 1, 1999 through December 31, 2003.

                                                 Performance                  Estimated future payouts
                           Number of               or other                     under non-stock price-
                             shares,             period until                     based plans(1)
                             units or             maturation          Threshold         Target          Maximum
      Name                other rights             or payout             (#)              (#)             (#)
      ----               -------------          --------------         ---------       --------         -----

F. D. Hafer                   (2)                    (2)                 (2)              (2)             (2)
R. L. Wise                    (2)                    (2)                 (2)              (2)             (2)
R. S. Zechman                1,100             5 year vesting            550             1,100           2,200
C. A. Mascari                1,100             5 year vesting            550             1,100           2,200
D. J. Howe                   1,100             5 year vesting            550             1,100           2,200

(1) The restricted units awarded in 1999 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 59th percentile, then the performance adjustment would be increased in steps reaching 200% at the 90th percentile as reflected in the "Maximum" column. Under the 1990 Stock Plan, regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.

(2) Information with respect to Mr. Hafer's and Mr. Wise's long-term incentive plans is included in the EXECUTIVE COMPENSATION section of GPU, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders.

Proposed Remuneration of Executive Officers

         None of the Named Executive Officers in the Summary Compensation Table has an employment contract. The compensation of executive officers is determined from time to time by the Personnel, Compensation and Nominating Committee of the GPU, Inc. Board of Directors.

Retirement Plans

         The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

         The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 2000 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:

                ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4)
                     BASED UPON CAREER AVERAGE COMPENSATION
                     --------------------------------------
                                (2000 Retirement)

                                         Years of Service
                  --------------------------------------------------------------
Career Average
Compensation (1)      15       20          25         30         35         40
----------------   -------- --------    ---------  --------   --------   -------

    $ 50,000      $ 13,810  $ 18,413   $ 23,016   $ 27,620   $ 32,223  $ 36,585
     100,000        28,810    38,413     48,016     57,620     67,223    76,185
     150,000        43,810    58,413     73,016     87,620    102,223   115,785
     200,000        58,810    78,413     98,016    117,620    137,223   155,385

     250,000        73,810    98,413    123,016    147,620    172,223   194,985
     300,000        88,810   118,413    148,016    177,620    207,223   234,585
     350,000       103,810   138,413    173,016    207,620    242,223   274,185
     400,000       118,810   158,413    198,016    237,620    277,223   313,785

     450,000       133,810   178,413    223,016    267,620    312,223   353,385
     500,000       148,810   198,413    248,016    297,620    347,223   392,985
     550,000       163,810   218,413    273,016    327,620    382,223   432,585
     600,000       178,810   238,413    298,016    357,620    417,223   472,185

     650,000       193,810   258,413    323,016    387,620    452,223   511,785
     700,000       208,810   278,413    348,016    417,620    487,223   551,385
     750,000       223,810   298,413    373,016    447,620    522,223   590,985
     800,000       238,810   318,413    398,016    477,620    557,223   630,585

(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The career average compensation amounts for the following Named Executive Officers differ by more than 10% from the three year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Hafer - $414,320; Wise - $304,694; Zechman - $139,754;
         Mascari - $138,924; and Howe - $119,362.

(2) Years of Creditable Service at December 31, 1999: Messrs. Hafer - 37 years; Wise - 36 years; Zechman - 30 years; Mascari - 26 years; and Howe - 23 years.

(3) Based on an assumed retirement at age 65 in 2000. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 1999, none of the Named Executive Officers exceed the 55% limit.

Remuneration of JCP&L Directors

         Non-employee directors receive an annual retainer of $15,000, a fee of $1,000 for each Board meeting attended, and a fee of $1,000 for each Committee meeting attended.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information required for GPU, Inc. is included in the SECURITY OWNERSHIP section of GPU, Inc.'s Proxy Statement for the 2000 Annual Meeting of Stockholders.

         All of the outstanding shares of JCP&L (15,371,270), Met-Ed (859,500) and Penelec (5,290,596) common stock are owned beneficially and of record by their parent, GPU, Inc., 300 Madison Avenue, Morristown, NJ 07962.

         The following table sets forth, as of February 1, 2000, the beneficial ownership of equity securities (and stock-equivalent units) of each of the directors and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of each of the respective GPU Energy companies as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.


                                              Amount and Nature of Beneficial Ownership

                                                  Shares(1)           Stock-Equivalent
                                              ------------------      ----------------
      Name              Title of Security     Direct    Indirect          Units(2)
      ----              -----------------     ------    --------          --------

JCP&L/Met-Ed/Penelec:
---------------------
F. D. Hafer              GPU Common Stock   12,421         154           34,547
R. L. Wise               GPU Common Stock    4,111           -           23,370
R. S. Zechman            GPU Common Stock    1,914           -            6,722
C. A. Mascari            GPU Common Stock      -             6            7,926
D. J. Howe               GPU Common Stock       -          481            4,811
C. B. Snyder             GPU Common Stock      955           -            7,726

JCP&L Only:

G. E. Persson            GPU Common Stock                 None
S. C. Van Ness           GPU Common Stock                 None
S. B. Wiley              GPU Common Stock                 None

All Directors and
  Executive Officers
  as a Group             GPU Common Stock   43,095       3,442          142,530


(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries (the "1990 Stock Plan"). These amounts also include restricted units which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by the following officers: Messrs. Wise - 6,765 units; Zechman - 689 units; and Mascari - 2,001 units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         GPU and its subsidiaries have business arrangements with organizations with which certain GPU directors and certain owners of 5% or more of GPU stock are affiliated. These arrangements are conducted in the ordinary course of business, at arms-length, and on standard commercial terms and conditions.